Exhibit 99.1
FOR IMMEDIATE RELEASE
August 7, 2018

Owens & Minor Reports Financial Results for 2nd Quarter 2018

Richmond, Va. - BUSINESS WIRE - August 7, 2018 - Owens & Minor, Inc. (NYSE-OMI) today reported financial results for the second quarter ended June 30, 2018, including consolidated revenues of $2.46 billion, representing an increase of 8.5% when compared to revenues of $2.27 billion in the second quarter of 2017. Quarterly revenue growth included contributions from Byram Healthcare of $128 million and two months of revenue contribution from Halyard S&IP of $168 million (before eliminations of $31.1 million).

On a GAAP basis, the current quarter results were significantly affected by a non-cash asset impairment charge related to goodwill and intangibles of $165 million, or $2.73 per share, resulting in a consolidated operating income (loss) for the second quarter of 2018 of ($172) million compared to $32.8 million in last year’s second quarter. Quarterly net income (loss) was ($183) million, or ($3.07) per share, compared to $0.33 per share for the second quarter of last year.

Adjusted consolidated operating income (non-GAAP) for the second quarter was $46.6 million compared to $41.4 million for the same period last year. Adjusted net income (non-GAAP) was $19.4 million, or $0.32 per share, compared to $0.43 per share in last year’s second quarter. Adjusted results included $2.5 million in severance expense related to executive leadership transitions. A reconciliation of reported results to adjusted (non-GAAP) measures is included below.

“Our teams remain laser focused on improving our operating performance. Our new strategy and capabilities are resonating with our customers, helping us to retain and win new business,” said P. Cody Phipps, Chairman, President & Chief Executive Officer of Owens & Minor. “Additionally, we are pleased to report that the recent acquisitions of Byram and Halyard are achieving our expectations. We believe the strategic moves we have made across the continuum of care with Byram and in meaningfully building our own brand products portfolio with Halyard S&IP have strengthened and diversified our overall business and have positioned Owens & Minor for sustained profitable growth in 2019 and beyond.”

For the six months ended June 30, 2018, consolidated revenues were $4.83 billion, an increase of 5.1% when compared to revenues of $4.59 billion for the same period last year. On a GAAP basis, consolidated operating income (loss) for the first half of 2018 was ($148) million, compared to $68.4 million for the same period last year. Year-to-date net income (loss) was ($175) million, or ($2.92) per share, compared to $0.64 per share for the first half of last year. Operating results for the first half of 2018 were affected by the impairment charge mentioned in the quarterly results.

Adjusted consolidated operating income (non-GAAP) for the first six months of 2018 was $94.2 million compared to $89.1 million for the same period last year. Adjusted net income (non-GAAP) was $45.6 million, or $0.75 per share, compared to $0.86 per share for the first six months of 2017. A reconciliation of reported results to adjusted (non-GAAP) measures is included below.

Segment Results
Owens & Minor operates under two Strategic Business Units (SBUs)-Global Solutions and Global Products-reflecting the company’s focus areas. Beginning in the current quarter, the company is excluding acquisition-related intangible amortization from the measure of segment operating income. Prior year amounts have been recast on a consistent basis. Results for these two segments include the following:

The Global Solutions SBU is comprised of the former Domestic and International segments, which includes our U.S. and European distribution, logistics and value-added services business, as well as Byram Healthcare. Revenues for the second quarter of 2018 were $2.29 billion compared to $2.23 billion a year ago. Global Solutions’ operating income was $24.0 million compared to $31.2 million a year ago. The $7.2 million decline resulted primarily from continued margin pressure and warehouse inefficiencies in certain facilities. Byram Healthcare, acquired in August 2017, continued to make positive contributions to quarterly results, adding $128 million to revenues, which partially offset the aforementioned margin pressure and warehouse inefficiencies.

The Global Products SBU is comprised of the former Proprietary Products segment, which includes Global Sourcing, Clinical & Procedural Solutions (CPS), and the Halyard S&IP business. Revenues in the second quarter of 2018 were $280 million compared to $131 million for the same period last year. Global Products’ results reflect only two months of contributions from Halyard S&IP revenues, or $168 million, because the acquisition was completed on April 30, 2018. Global Products’ operating income increased by $12.3 million to $22.5 million, as a result of contributions from the S&IP business.

Financial Guidance
Based on year-to-date financial results, as well as expectations for the remainder of the year, Owens & Minor is issuing guidance for 2018 of adjusted net income per diluted share in a range of $1.40 to $1.50.

“As we look forward towards 2019, we have confidence in our ability to achieve a double digit, year-over-year adjusted earnings growth rate next year due to the expected contributions from our Halyard S&IP acquisition and realization of its associated synergies, continued strong Byram growth and our ability to realize operational improvements,” said Phipps.

Although the company does provide guidance for adjusted earnings per share (which is a non-GAAP financial measure), it is not able to forecast the most directly comparable measure calculated and presented in accordance with GAAP without unreasonable effort. Certain elements of the composition of the GAAP amounts are not predictable, making it impracticable for the company to forecast. Such elements include, but are not limited to restructuring and acquisition charges. As a result, no GAAP guidance is provided. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a potentially significant impact on its future GAAP financial results. The outlook is based on certain assumptions that are subject to the risk factors discussed in the company’s filings with the Securities and Exchange Commission.

Upcoming Investor Events
Owens & Minor plans to participate in the following investor conferences in the third quarter of 2018, and the company will post webcasts of formal presentations on its corporate website:

•	Baird Global Healthcare Conference; New York; September 5

•	Wells Fargo Securities Healthcare Conference; Boston; September 6

Investors Conference Call & Supplemental Material
Conference Call: Owens & Minor’s management team will conduct a conference call for investors on Tuesday, August 7, 2018, at 8:30 a.m. EDT. The access code for the conference call, international dial-in and replay is #8677529. Participants may access the call at 866-393-1604. The international dial-in number is 224-357-2191. Replay: A replay of the call will be available for one week by dialing 855-859-2056. Webcast: A listen-only webcast of the call, along with supplemental information, will be available on www.owens-minor.com under the Investor Relations section.

Safe Harbor Statement
This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the SEC's Fair Disclosure Regulation. This release contains certain ''forward-looking'' statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, including financial guidance for 2018, earnings growth rate in 2019, and sustained profitable growth. These statements include, but are not limited to, the statements in the section of this release entitled “Financial Guidance” as well as other statements related to the company’s expectations regarding the performance of its business, growth, improvement of operational performance, and the performance of and synergies from the recently acquired Byram Healthcare and Halyard S&IP businesses. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from those projected or contemplated in the forward-looking statements. Investors should refer to Owens & Minor’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with or furnished to the SEC, for a discussion of certain other known risk factors that could cause the company’s actual results to differ materially from its current estimates. These filings are available at www.owens-minor.com. Given these risks and uncertainties, Owens & Minor can give no assurance that any forward-looking statements will, in fact, transpire and, therefore, caution investors not to place undue reliance on them. Owens & Minor specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Owens & Minor uses its web site, www.owens-minor.com, as a channel of distribution for material company information, including news releases, investor presentations and financial information. This information is routinely posted and accessible under the Investor Relations section.

Included with the press release financial tables are reconciliations of the differences between the non-GAAP financial measures presented in this news release, which exclude acquisition-related and exit and realignment charges, and their most directly comparable GAAP financial measures.

About Owens & Minor
Owens & Minor, Inc. (NYSE: OMI) is a global healthcare solutions company with integrated technologies, products, and services aligned to deliver significant and sustained value for healthcare providers and manufacturers across the continuum of care. With 17,000 dedicated teammates serving healthcare industry customers in 90 countries, Owens & Minor helps to reduce total costs across the supply chain by optimizing episode and point-of-care performance, freeing up capital and clinical resources, and managing contracts to optimize financial performance. A FORTUNE 500 company, Owens & Minor has annualized revenues of approximately $10 billion, including contributions from Halyard Health S&IP. Founded in 1882, Owens & Minor has operated continuously from its Richmond, Virginia, headquarters. Today, the company now has distribution, production, customer service and sales facilities located across Asia, Europe, Latin America, and the U.S. For more information about Owens & Minor, visit owens-minor.com, follow @Owens_Minor on Twitter, and connect on LinkedIn at www.linkedin.com/company/owens-&-minor.

CONTACTS:
Truitt Allcott, Director, Investor & Media Relations, 804-723-7555, truitt.allcott@owens-minor.com
Chuck Graves, Director, Finance & Investor Relations, 804-723-7556, chuck.graves@owens-minor.com

SOURCE: Owens & Minor

Owens & Minor, Inc.
Consolidated Statements of Income (Loss) (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,
	2018	2017
Net revenue	$2,458,271	$2,265,907
Cost of goods sold	2,133,277	1,992,374
Gross margin	324,994	273,533
Distribution, selling and administrative expenses	308,775	236,615
Goodwill and intangible asset impairment charges	165,447	—
Acquisition-related and exit and realignment charges	24,930	2,893
Other operating (income) expense, net	(2,107)	1,188
Operating income (loss)	(172,051)	32,837
Interest expense, net	18,571	6,736
Income (loss) before income taxes	(190,622)	26,101
Income tax provision (benefit)	(7,845)	5,960
Net income (loss)	$(182,777)	$20,141

Net income (loss) per common share:
Basic and diluted	$(3.07)	$0.33

	Six Months Ended June 30,
	2018	2017
Net revenue	$4,830,850	$4,594,480
Cost of goods sold	4,181,170	4,039,768
Gross margin	649,680	554,712
Distribution, selling and administrative expenses	593,136	474,308
Goodwill and intangible asset impairment charges	165,447	—
Acquisition-related and exit and realignment charges	39,690	11,835
Other operating (income) expense, net	(759)	216
Operating income (loss)	(147,834)	68,353
Interest expense, net	28,824	13,480
Income (loss) before income taxes	(176,658)	54,873
Income tax provision (benefit)	(2,032)	15,947
Net income (loss)	$(174,626)	$38,926

Net income (loss) per common share:
Basic and diluted	$(2.92)	$0.64

Owens & Minor, Inc.
Condensed Consolidated Balance Sheets (unaudited)
(dollars in thousands)

	June 30, 2018	December 31, 2017

Assets
Current assets
Cash and cash equivalents	$118,188	$104,522
Accounts receivable, net	856,673	758,936
Merchandise inventories	1,220,115	990,193
Other current assets	320,206	328,254
Total current assets	2,515,182	2,181,905
Property and equipment, net	344,061	206,490
Goodwill, net	742,538	713,811
Intangible assets, net	342,542	184,468
Other assets, net	98,808	89,619
Total assets	$4,043,131	$3,376,293
Liabilities and equity
Current liabilities
Accounts payable	$1,067,553	$947,572
Accrued payroll and related liabilities	37,366	30,416
Other current liabilities	315,842	331,745
Total current liabilities	1,420,761	1,309,733
Long-term debt, excluding current portion	1,669,478	900,744
Deferred income taxes	66,466	74,247
Other liabilities	84,218	76,090
Total liabilities	3,240,923	2,360,814
Total equity	802,208	1,015,479
Total liabilities and equity	$4,043,131	$3,376,293

Owens & Minor, Inc.
Consolidated Statements of Cash Flows (unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2018	2017

Operating activities:
Net income (loss)	$(174,626)	$38,926
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	43,813	25,206
Share-based compensation expense	6,140	5,619
Goodwill and intangible asset impairment charges	165,447	—
Provision for losses on accounts receivable	2,867	(368)
Deferred income tax (benefit) expense	(6,172)	(5,385)
Changes in operating assets and liabilities:
Accounts receivable	(30,357)	(41,863)
Merchandise inventories	5,211	(86,234)
Accounts payable	47,260	42,235
Net change in other assets and liabilities	(14,629)	(66,003)
Other, net	1,299	5,371
Cash provided by (used for) operating activities	46,253	(82,496)

Investing activities:
Acquisitions, net of cash acquired	(733,433)	—
Additions to property and equipment	(19,816)	(16,433)
Additions to computer software and intangible assets	(10,238)	(7,860)
Proceeds from sale of property and equipment	12	573
Cash used for investing activities	(763,475)	(23,720)

Financing activities:
Proceeds from issuance of debt	695,750	—
Financing costs paid	(27,697)	—
Repayments of debt	(6,250)	—
Proceeds from revolving credit facility	101,000	15,400
Cash dividends paid	(32,284)	(31,476)
Repurchases of common stock	—	(4,998)
Other, net	(3,670)	(5,658)
Cash provided by (used for) financing activities	726,849	(26,732)

Effect of exchange rate changes on cash and cash equivalents	4,039	4,526

Net increase (decrease) in cash and cash equivalents	13,666	(128,422)
Cash and cash equivalents at beginning of period	104,522	185,488
Cash and cash equivalents at end of period	$118,188	$57,066

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Three Months Ended June 30,
	2018		2017 (2)
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$2,290,173	93.16%	$2,226,367	98.26%
Global Products	279,588	11.38%	130,959	5.77%
Total segment net revenue	2,569,761		2,357,326
Inter-segment revenue
Global Products	(111,490)	(4.54)%	(91,419)	(4.03)%
Total inter-segment revenue	(111,490)		(91,419)
Consolidated net revenue	$2,458,271	100.00%	$2,265,907	100.00%

		% of segment		% of segment
Operating income (loss):		net revenue		net revenue
Global Solutions	$23,977	1.05%	$31,177	1.40%
Global Products	22,489	8.04%	10,192	7.78%
Inter-segment eliminations	167		19
Goodwill and intangible asset impairment charges	(165,447)		—
Acquisition-related intangible amortization	(9,374)		(2,347)
Acquisition-related and exit and realignment charges	(24,930)		(2,893)
Other (1)	(18,933)		(3,311)
Consolidated operating income (loss)	$(172,051)	(7.00)%	$32,837	1.45%

Depreciation and amortization:
Global Solutions	$15,854		$10,733
Global Products	10,048		1,915
Consolidated depreciation and amortization	$25,902		$12,648

Capital expenditures:
Global Solutions	$14,544		$8,417
Global Products	1,350		1,105
Consolidated capital expenditures	$15,894		$9,522

Owens & Minor, Inc.
Summary Segment Information (unaudited)
(dollars in thousands)

	Six Months Ended June 30,
	2018		2017 (2)
		% of		% of
		consolidated		consolidated
	Amount	net revenue	Amount	net revenue
Net revenue:
Segment net revenue
Global Solutions	$4,631,295	95.87%	$4,515,322	98.28%
Global Products	400,875	8.30%	268,112	5.83%
Total segment net revenue	5,032,170		4,783,434
Inter-segment revenue
Global Products	(201,320)	(4.17)%	(188,954)	(4.11)%
Total inter-segment revenue	(201,320)		(188,954)
Consolidated net revenue	$4,830,850	100.00%	$4,594,480	100.00%

		% of segment		% of segment
Operating income (loss):		net revenue		net revenue
Global Solutions	$60,593	1.31%	$70,079	1.55%
Global Products	33,717	8.41%	19,689	7.34%
Inter-segment eliminations	(75)		(681)
Goodwill and intangible asset impairment charges	(165,447)		—
Acquisition-related intangible amortization	(15,781)		(4,666)
Acquisition-related and exit and realignment charges	(39,690)		(11,835)
Other (1)	(21,151)		(4,233)
Consolidated operating income (loss)	$(147,834)	(3.06)%	$68,353	1.49%

Depreciation and amortization:
Global Solutions	$31,635		$21,398
Global Products	12,178		3,808
Consolidated depreciation and amortization	$43,813		$25,206

Capital expenditures:
Global Solutions	$28,146		$22,257
Global Products	1,908		2,036
Consolidated capital expenditures	$30,054		$24,293

(1) Software as a Service (SaaS) implementation costs associated with significant global IT platforms in connection with the redesign of our global information system strategy ($0.9 million and $3.3 million for the second quarter of 2018 and 2017 and $3.1 million and $4.2 million for the year-to-date period of 2018 and 2017) and incremental charge to cost of goods sold for inventory fair value adjustments associated with purchase accounting ($18.1 million in the second quarter and year-to-date of 2018).

(2) Prior year segment results have been recast to exclude acquisition-related intangible amortization to be consistent with management's new measure of segment operating income.

Owens & Minor, Inc.
Net Income (Loss) Per Common Share (unaudited)
(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Numerator:
Net income (loss)	$(182,777)	$20,141	$(174,626)	$38,926
Less: income allocated to unvested restricted shares	—	(229)	—	(469)
Net income (loss) attributable to common shareholders - basic	(182,777)	19,912	(174,626)	38,457
Add: undistributed income attributable to unvested restricted shares -basic	—	27	—	51
Less: undistributed income attributable to unvested restricted shares -diluted	—	(27)	—	(51)
Net income (loss) attributable to common shareholders - diluted	$(182,777)	$19,912	$(174,626)	$38,457
Denominator:
Weighted average shares outstanding - basic and diluted	59,750	59,863	60,022	60,020

Net income (loss) per share attributable to common shareholders:
Basic and diluted	$(3.07)	$0.33	$(2.92)	$0.64

Owens & Minor, Inc.
GAAP/Non-GAAP Reconciliations (unaudited)

(dollars in thousands, except per share data)	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Operating income (loss), as reported (GAAP)	$(172,051)	$32,837	$(147,834)	$68,353
Acquisition-related intangible amortization (1)	9,374	2,347	15,781	4,666
Goodwill and intangible asset impairment charges (2)	165,447	—	165,447	—
Acquisition-related and exit and realignment charges (3)	24,930	2,893	39,690	11,835
Fair value adjustments related to purchase accounting (4)	18,059	—	18,059	—
Other (5)	874	3,311	3,092	4,233
Operating income, adjusted (non-GAAP) (Adjusted Operating Income)	$46,633	$41,388	$94,235	$89,087

Net income (loss), as reported (GAAP)	$(182,777)	$20,141	$(174,626)	$38,926
Acquisition-related intangible amortization (1)	9,374	2,347	15,781	4,666
Income tax expense (benefit) (6)	(2,519)	(696)	(4,075)	(1,392)
Goodwill and intangible asset impairment charges (2)	165,447	—	165,447	—
Income tax expense (benefit) (6)	(2,060)	—	(2,060)	—
Acquisition-related and exit and realignment charges (3)	24,930	2,893	39,690	11,835
Income tax expense (benefit) (6)	(6,693)	(1,008)	(10,268)	(4,513)
Fair value adjustments related to purchase accounting (4)	18,059	—	18,059	—
Income tax expense (benefit) (6)	(4,950)	—	(4,950)	—
Other (5)	874	3,311	3,092	4,233
Income tax expense (benefit) (6)	(242)	(1,139)	(474)	(1,492)
Net income, adjusted (non-GAAP) (Adjusted Net Income)	$19,443	$25,849	$45,616	$52,263

Net income (loss) per diluted common share, as reported (GAAP)	$(3.07)	$0.33	$(2.92)	$0.64
Acquisition-related intangible amortization, per diluted common share (1)	0.12	0.03	0.19	0.05
Goodwill and intangible asset impairment charges (2)	2.73	—	2.73	—
Acquisition-related and exit and realignment charges, per diluted common share (3)	0.31	0.03	0.49	0.12
Fair value adjustments related to purchase accounting (4)	0.22	—	0.22	—
Other, per diluted common share (5)	0.01	0.04	0.04	0.05
Net income per diluted common share, adjusted (non-GAAP) (Adjusted EPS)	$0.32	$0.43	$0.75	$0.86

The following items have been excluded in our non-GAAP financial measures:

(1) Acquisition-related intangible amortization includes amortization of certain intangible assets established during purchase accounting for business combinations. These amounts are highly dependent on the size and frequency of acquisitions and are being excluded to allow for a more consistent comparison with forecasted, current and historical results and the results of our peers.
(2) Includes $149 million in goodwill and $16.5 million in intangible assets impairment charges in our Global Products segment. The charges resulted from our interim goodwill impairment testing performed as a result of lower than projected financial results of certain reporting units due to customer losses and operational inefficiencies, which have caused us to revise our expectations with regard to future performance and a decline in market capitalization of the Company.

(3) Acquisition-related charges, pre-tax, were $23.2 million and $35.3 million for the three and six months ended June 30, 2018, compared to $0.7 million and $2.0 million for the same period of 2017. Acquisition related expenses in 2018 consisted primarily of transition and transaction costs for the Halyard S&IP acquisition. Expenses in 2017 consisted primarily of transaction costs for Byram.
Exit and realignment charges, pre-tax, were $1.7 million and $4.4 million for the three and six months ended June 30, 2018. Amounts in 2018 were associated with establishment of our client engagement centers. Exit and realignment charges were $2.2 million and $9.8 million for the three and six months ended June 30, 2017. Charges in 2017 were associated with the write-down of information system assets which are no longer used and severance charges from reduction in force and other employee costs associated with the establishment of our new client engagement center.
(4) The second quarter of 2018 includes an incremental charge to cost of goods sold from purchase accounting impacts related to the sale of acquired inventory that was written up to fair value in connection with the Halyard S&IP acquisition.
(5) Software as a Service (SaaS) implementation costs associated with significant global IT platforms in connection with the redesign of our global information system strategy.
(6) These charges have been tax effected in the preceding table by determining the income tax rate depending on the amount of charges incurred in different tax jurisdictions and the deductibility of those charges for income tax purposes.
Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP").  In general, the measures exclude items and charges that (i) management does not believe reflect Owens & Minor, Inc.'s (the "Company") core business and relate more to strategic, multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends.  Management uses these non-GAAP financial measures internally to evaluate the Company's performance, evaluate the balance sheet, engage in financial and operational planning and determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on its financial and operating results and in comparing the Company's performance to that of its competitors.  However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.